Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Shareholders of PartnerRe Ltd.

We consent to the incorporation by reference in Registration Statements Nos. 333-11998 and 333-107242 on Form S-8, and in Registration Statements Nos. 333-101486 and 333-109326 on Form S-3 of PartnerRe Ltd. and subsidiaries of our reports dated February 9, 2004 (which reports express an unqualified opinion and include an explanatory paragraph relating to the Company’s change in method of accounting for goodwill, derivative instruments and hedging activities, Mandatorily Redeemable Preferred Securities and Trust Preferred Securities), appearing in and incorporated by reference in the Annual Report on Form 10-K of PartnerRe Ltd. and subsidiaries for the year ended December 31, 2003.

DELOITTE & TOUCHE

Hamilton, Bermuda

February 9, 2004